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                                                                    EXHIBIT 10.L

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Memorandum                                               [LOGO APPEARS HERE]
                                                         FINANCIAL INNOVATORS

Date     February 6, 2002

To:      *FNAME** *MI** *LNAME**, *TITLE**

From:    William C. Roche, Sr. Vice President-Chief Administrative Officer

Re:      2002 ANNUAL INCENTIVE PLAN

Just before the Christmas holiday, I announced we had finalized our 2002 Annual Incentive Plan. In that same memo, I indicated that you would receive details, in January, of what the plan would specifically mean to you. Although it's a bit later than anticipated, this letter describes your bonus opportunities under the 2002 Annual Incentive Plan and reiterates your benefits under the FINOVA Enhanced Severance Plan.



..     Bonus opportunities: Your range of bonus opportunities under this plan is from 0% to *MAX**% of your base salary. The Plan has been specifically designed to be discretionary in nature. In addition to your personal performance, other factors bearing on your bonus award will be (1) the company's results (2) the results of your function or department and (3) the circumstances under which the results were achieved. Results will be measured primarily against your function's or department's Key
      Performance Drivers (which will be developed and communicated to you in February) and your individual 2002 performance objectives. Your Year-End Performance Review will evaluate how you achieved your objectives, such as your attitude, commitment and support for others with whom you work.

      If you do well, your department or function does well and the company achieves everything expected of it, you should expect a bonus midway of the range of bonus opportunities - approximately *MID**% of your annual base salary. Falling short of expectations - either personally or as a department and/or as a company - will likely result in a bonus of less than *MID**% of annual base salary. The degree to which you, your department and/or the company exceed expectations will determine the level of your bonus above *MID**% of your annual salary.

..     Payment of award: Any bonus will be paid in February 2003, less applicable taxes.

..     Leaves of absence: As under prior bonus plans, periods of approved leaves of absence (e.g. medical, workers' compensation or personal) will not be eligible for bonus consideration, except as required by law. Any bonus paid will be pro-rated to take into account the absence period.

..     Reductions in force: Employees who are terminated by the company for reasons other than cause or performance will receive a pro-rata portion of their bonus award based upon recommendations by their supervisor. Company, function/department results and individual performance will be taken into account.

Severance: The Board of Directors voted to extend the existing enhanced levels of severance benefits beyond 2002 for most employees in accordance the FINOVA Enhanced Severance Plan. For your convenience, summary information on the enhanced severance plan follows.

..     Enhanced Severance: In the event you are involuntarily terminated for reasons other than cause or performance, you will be eligible to receive severance pay in a lump sum, less applicable taxes, equal to *SWKS** weeks of your base salary based on the years of service you have with FINOVA with a

 * is for less than less than

** is for greater than greater than

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      minimum of *SMIN** weeks and a maximum of 52 weeks. The calculation will be based on whole years and pro-rated for any portion of a year.

..     COBRA: Additionally, the Company will pay COBRA premiums (medical only)
      on your behalf for a period of time equal to the number of weeks of severance pay you receive, rounded up to the next whole month. You must be a participant in the medical plan at the time you are terminated, enroll in the plan through COBRA, and send a copy of the enrollment materials to FINOVA to receive this benefit.

..     Career Continuation Counseling: You will also receive career-planning services to help you obtain future employment, details of which will be provided to you by your Human Resource Manager.

..     Resignations and Terminations for Cause or Performance: Employees who
      voluntarily resign or are terminated for cause or performance are not eligible to receive the enhanced severance benefits.

..     Retirements: Employees who retire are not eligible for severance benefits, but may be eligible for other payments under the 2002 Incentive Plan, depending upon, among other things, the timing of their retirements, the amounts of notice and performance. Determinations will be made on a case-by-case basis, with the approval of the SVP-Chief Administration Officer.

I hope this information is helpful. In the event you have questions about the bonus plan, the severance plan, or any other HR-related matters, I am making arrangements to be available and conduct presentations. Your HR manager will provide further details when these arrangements are finalized. In the meantime, please feel free to contact your HR manager, Peggy Taylor, or me.